Exhibit 15.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-248464) of Celyad Oncology SA, and

(2)	Registration Statement (Form S-8 No. 333-220737) pertaining to the Warrants plan 2017 of our reports dated March 24, 2022, with respect to the consolidated financial statements of Celyad Oncology SA and the effectiveness of internal control over financial reporting of Celyad Oncology SA included in this Annual Report (Form 20-F) of Celyad Oncology SA for the years ended December 31, 2021.

/s/ EY Réviseurs d’Entreprises / EY Bedrijfsrevisoren SRL/BV

Diegem, Belgium

March 24, 2022